CinTel Agrees to Acquire 51% of Phoenix Semiconductor and Telecommunication (Suzhou) Co., Ltd. in China

LOUISVILLE, KY--(Businesswire)—Oct 30, 2006 -- CinTel Corp. (CinTel) (OTC BB: CNCN.OB), Korea's top Internet traffic management (ITM) solution provider, is pleased to announce it has signed a stock purchase agreement with STS Semiconductor & Telecommunications Co., Ltd (STS) to acquire fifty-one percent (51%) ownership and equity interests of Phoenix Semiconductor Telecommunication (Suzhou) Co., Ltd. (PSTS) for an aggregate purchase price of $16.5 million. STS is a KOSDAQ-listed subsidiary of BoKwang Group, and this purchase will give CinTel a close strategic alliance with the BoKwang Group.

Deloitte Anjin LLC performed a valuation of PSTS as part of CinTel’s due diligence. PSTS’s value, depending on discount rates ranges, is between $54M and $83M USD based upon the Discounted Cash Flow (DCF) method, which is based on forecasted cash flows from the Company’s operations discounted to the present value.

This agreement offers CinTel a unique opportunity to realize its new long-term goal of expansion into a “Semiconductor Specialized Company” by consolidating various parts and/or companies involved in the semiconductor industry. Management believes this acquisition of a majority stake in PSTS will ensure that CinTel’s stream of profits will grow exponentially in the near future.

This acquisition will allow CinTel to shift from its core business of ITM (Internet Traffic Management), an increasingly competitive market due to changes in technology and solutions, to one of the fastest growing markets in the technology realm. Semiconductor, NAND Flash and LCD chips, which are the focal products of PSTS, are high value-added products. CinTel expects that its products’ revenues will grow at significantly better rates than industry averages.

PSTS’s major customer contract is with Samsung Electronics and Hynix. Sales in 2005, when production commenced, were about $12.8 million and sales in 2006 are expected to be more than $50 million with a long-term strategic contract with Samsung Electronics. Sales in 2007 are expected to also grow rapidly, as are profits.

CinTel’s expects that the expansion of its semiconductor business will start from the fast-developing and emerging Chinese market and gradually move into the USA and EU markets. CinTel will continue to improve its shareholder’s stock value and intends to work towards listing on the NASDAQ Small Cap or American Stock Exchange markets as soon as the opportunity arises.

Sang-Don Kim, the CEO of CinTel, said, “CinTel’s acquisition of a majority stake in PSTS, with its solid business model and explosive growth and profit potential, is quite meaningful to CinTel as a first step in a part of our long-term growth strategy. CinTel will also be able to fulfill its promise to investors with positive profit results this year. PSTS will be able to grow rapidly with the strong support of key customers such as Samsung Electronics Corporation, from which it was originally spun-off. I am confident this close strategic partnership with STS, BoKwang Group and PSTS’s customer Samsung Electronics Corporation will provide all our shareholders the opportunity to see significant benefits and shareholder value in the near future.”

About PSTS (www.psts.com.cn)
Phoenix Semiconductor and Telecom was founded by STS in China in 2004 by acquiring certain parts of the packaging production lines from Samsung Electronics Corporation’s China plant (SESS). It began mass production in 2005 and its main customers are Samsung Electronics and Hynix, two of the largest semiconductor manufacturers in the world. PSTS’s main products are semiconductor packaging, NAND flash memory and LCD assembly.

About STS Semiconductor and Telecommunication (www.sts-semi.co.kr)
STS Semiconductor and Telecommunication is a subsidiary of BoKwang Group and the biggest semiconductor company in BoKwang’s network. It began as a semiconductor packaging and testing specialty company after spinning off from Samsung Electronics in 1998 and is now becoming a leading semiconductor packaging company, as well as, a total solution provider for memory application for home appliances, semiconductor, TFT-LCD application products. STS was listed on KOSDAQ in 2001 and is being publicly traded now.

About BoKwang Group (www.bokwang.com)
From its beginnings as a producer of TV cathode ray tubes and electronic materials in 1983, BoKwang group has grown to a major conglomerate with over 30 subsidiary companies in hi-tech, leisure, finance, retail, logistic and culture businesses.

About CinTel Corp: (www.cintelcorp.net)
CinTel Corp., based in North America with its main business operations in Korea, provides enterprise technology solutions that deliver faster internal and external network service. Founded in 1997, CinTel introduced Korea's first dynamic server load balancer, which has now evolved into a world-class product line with ever expanding solutions with key partners and internal development. CinTel's award-winning Internet Traffic Management (ITM) solutions are marketed to customers worldwide, enabling the company's customers to improve Internet and network traffic management, service levels, secure content, user experience, and reduce server loads and bandwidth demands. While CinTel maintains its position as a leader in ITM through continuous research and development efforts, it has also begun expansion into creative new markets and worldwide distribution of Korean based technologies. CinTel is also a recognized leader in Content Delivery Network (CDN). For additional information, please visit CinTel Corp’s website.

Contact:
JD Sparks, VP
CinTel Corp
502-657-6077
jdsparks@cintelcorp.net

Safe-Harbor Statement
This press release may contain statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.